EXHIBIT 99.1


                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
           WESTFIELD INDEPENDENCE MALL LIMITED PARTNERSHIP NO. 2


           THIS AGREEMENT OF LIMITED PARTNERSHIP OF WESTFIELD INDEPENDENCE MALL LIMITED PARTNERSHIP NO. 2 (this "Agreement"), dated as of February 22, 1999 (the "Effective Date"), is entered into by and among WESTFIELD INDEPENDENCE LLC, a Delaware limited liability company, as the general partner (the "General Partner"), and HUGH MACRAE, II, an individual, as the "Limited Partner" (as hereinafter defined).

           WHEREAS, the General Partner and the Limited Partner desire to form a Delaware limited partnership known as WESTFIELD INDEPENDENCE MALL LIMITED PARTNERSHIP NO. 2 (the "Partnership"), as evidenced by this Agreement of Limited Partnership of Westfield Independence Mall Limited Partnership No. 2 pursuant to the "Act" (as hereinafter defined).

           NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE 1

                               DEFINED TERMS

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        Section 1.1 "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

        Section 1.2 "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and who is shown as such on the books and records of the Partnership.

        Section 1.3 "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each Partnership taxable year:
 (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii) (d)(5),
 and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        Section 1.4 "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership taxable year or as of such other date for which such deficit balance is to be calculated.

        Section 1.5 "Adjusted Property" means any property, the Carrying Value of which has been adjusted pursuant to Exhibit "B" hereof.

        Section 1.6 "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person;
 (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests; or (iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clauses
 (i), (ii), and (iii) above.

        Section 1.7 "Agreed Value" means: (i) in the case of any Contributed Property set forth on Exhibit "D" and as of the time of its contribution to the Partnership, the Agreed Value of such property as set forth in Exhibit "D"; (ii) in the case of any Contributed Property not set forth in Exhibit "D" and as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations.

        Section 1.8  "Agreement" means this Agreement of Limited
 Partnership of Westfield Independence Mall Limited Partnership No. 2, as it may be amended, supplemented or restated from time to time.

        Section 1.9 "Assignee" means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

        Section 1.10 "Available Cash" means, with respect to any period for which such calculation is being made, (i) the sum of:

             (a) the Net Income or Net Loss (as the case may be) for such period (without regard to adjustments resulting from allocations described in Sections 1.A through 1.E of Exhibit "C");

             (b) Depreciation and all other noncash charges deducted in determining Net Income or Net Loss for such period;

             (c) the amount of any reduction in the reserves of the Partnership referred to in clause (ii)(f) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

             (d) the excess of proceeds from the sale, exchange, disposition, or refinancing of Partnership property for such period over the gain recognized from such sale, exchange, disposition or refinancing during such period (excluding Terminating Capital Transactions); and

             (e) all other cash received by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

        (ii) less the sum of:

             (a) all principal debt payments made by the Partnership during such period;

             (b) capital expenditures made by the Partnership during such period;

             (c) investments made by the Partnership during such period in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(a) or (ii)(b) above;

             (d) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period;

             (e) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period; and

             (f) the amount of any increase in reserves and other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) during any relevant period, which the General Partner determines in good faith to be necessary or appropriate in its sole and absolute discretion.

        Section 1.11 "Book-Tax Disparities" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Exhibit "B" and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        Section 1.12 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

        Section 1.13 "Capital Account" means the Capital Account maintained for a Partner pursuant to Exhibit "B" hereof.

        Section 1.14 "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or has contributed to the Partnership pursuant to Section 4.1 or 4.2 hereof.

        Section 1.15 "Carrying Value" means: (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners' Capital Accounts following the contribution of or adjustment with respect to such property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit "B" hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as reasonably deemed appropriate by the General Partner.

        Section 1.16 "Certificate" means a Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

        Section 1.17 "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

        Section 1.18 "Consent" means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

        Section 1.19 "Contributed Property" means the respective interests of the General Partner and the Limited Partner in the assets of the Partnership (including cash and the Mall Partnership Interest) now or hereafter contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit "B" hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit "B" hereof, but shall be deemed an Adjusted Property for such purposes.

        Section 1.20 "Depreciation" means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any method selected by the General Partner.

        Section 1.21 "Funds From Operations" shall mean such term as defined by the National Association of Real Estate Investment Trusts ("NAREIT") or, if different, such substitute term as adopted or reported by the General Partner from time to time in its sole discretion.

        Section 1.22 "General Partner Interest" means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of Partnership Units.

        Section 1.23 "Guaranteed Payment" shall have the meaning set forth in Section 4.1.C.

        Section 1.24 "IRS" means the Internal Revenue Service (or any successor governmental entity), which administers the internal revenue laws of the United States.

        Section 1.25 "Incapacity" or "Incapacitated" means: (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when: (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect which has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator which has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

        Section 1.26 "Indemnitee" means any Person made a party to a proceeding by reason of (i) his status as the General Partner, or as a director, officer, employee, member, partner, agent, representative or Affiliate of the General Partner, or (ii) his or its liabilities pursuant to a loan guarantee or otherwise for or as a result of any indebtedness or obligation of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness or obligation which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to).

        Section 1.27 "Limited Partner" means any Person named as a Limited Partner on Exhibit "A" attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner of the Partnership.

        Section 1.28 "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

        Section 1.29  "Liquidating Event" has the meaning set forth in
 Section 13.1.

        Section 1.30  "Liquidator" has the meaning set forth in Section
 13.2.

        Section 1.31  "Mall Partnership" means Independence Mall
 Associates, a North Carolina Limited Partnership.

        Section 1.32 "Mall Partnership Interest" means the 12.5% limited partnership interest of the Partnership in the Mall Partnership, together with any additional interests in the Mall Partnership which may now or hereafter be owned by the Partnership.

        Section 1.33 "Market Price" means, on any given day with respect to a Partnership Unit, the average of the daily market prices for ten (10) consecutive trading days immediately preceding such date for a REIT Share. The market price for any such trading day shall be:

        (i) if the REIT Shares are listed or admitted to trading on any securities exchange or The NASDAQ Stock Market's National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system,

        (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The NASDAQ Stock Market's National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or

        (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The NASDAQ Stock Market's National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported;

 provided, however, that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Market Price shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

        Section 1.34 "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction (including all Guaranteed Payments made to the Limited Partners pursuant to Section 4.1.C) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit "B".

        Section 1.35 "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (including all Guaranteed Payments made to the Limited Partners pursuant to Section 4.1.C) for such taxable period over the Partnership's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit "B".

        Section 1.36 "Nonrecourse Built-in-Gain" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit "C" if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        Section 1.37 "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

        Section 1.38 "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2).

        Section 1.39 "Operating Partnership" means Westfield America Limited Partnership, a Delaware limited partnership, and any successor thereto.

        Section 1.40 "Partner" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners collectively.

        Section 1.41 "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

        Section 1.42 "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

        Section 1.43 "Partner Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

        Section 1.44 "Partnership" means the limited partnership created and existing under this Agreement and any successor thereto.

        Section 1.45 "Partnership Interest" means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

        Section 1.46 "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

        Section 1.47 "Partnership Record Date" means the record date established by the General Partner, in its sole and absolute discretion, for the distribution of Available Cash pursuant to Section 5.1 hereof.

        Section 1.48 "Partnership Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2. The number of Partnership Units outstanding and the Percentage Interest in the Partnership represented by such Units are set forth in Exhibit "A" attached hereto, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities. If the General Partner elects to evidence the Partnership Units with a certificate, such certificate may be imprinted with a legend setting forth such restrictions placed on the units as specified in this Agreement and such restrictions will be binding upon all holders of the certificate along with the terms and conditions set forth in this Agreement.

        Section 1.49 "Partnership Year" means the fiscal year of the Partnership, which shall be the calendar year.

        Section 1.50 "Percentage Interest" means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified in Exhibit "A" attached hereto, as such Exhibit may be amended from time to time.

        Section 1.51 "Permitted Loan Transaction" shall mean any loan or advance to the Partnership by the General Partner or any Affiliates of the General Partner (i) the proceeds of which are to be loaned or advanced by the Partnership to the Mall Partnership on substantially the same term and conditions, or (ii) which is on commercially reasonable terms and is reasonably required in order to make any Guaranteed Payments, or (ii) which is on commercially reasonable terms and which in the General Partner's sole discretion is required to preserve the REIT status of WEA.

        Section 1.52 "Person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, association or other entity.

        Section 1.53  "Priority Return" means an amount per Partnership
 Unit held by a Limited Partner equal to the excess of (i) the distributions paid per REIT Share with respect to the period to which the Priority Return relates over (ii) any Guaranteed Payments. Any unpaid Priority Return from any applicable period will accrue at the rate of seven and one-half percent (7.5%) per annum.

        Section 1.54 "Recapture Income" means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        Section 1.55 "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        Section 1.56  "REIT" means a real estate investment trust under
 Section 856 of the Code.

        Section 1.57 "REIT Share" shall mean a share of common stock of WEA, par value $.01 per share (subject to adjustments, to the extent the General Partner reasonably deems necessary, to avoid dilution, in the event of any merger, consolidation, reorganization, share exchange, recapitalization or similar event).

        Section 1.58 "Required Amortization" means the regularly scheduled principal amortization payments which are required to be made by the Mall Partnership in connection with that certain $33,000,000 loan from PNC Bank, National Association ("PNC"), to the Mall Partnership pursuant to the Loan Agreement, dated as of August 4, 1998, among the Mall Partnership, PNC and the Banks identified therein, and the other documents executed and delivered in connection therewith or referenced therein, all as in effect as of the date hereof (or any lesser regularly scheduled principal amortization payments resulting from an amendment to such loan agreement), but excluding any principal payments required at maturity.

        Section 1.59 "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit "C" to eliminate Book-Tax Disparities.

        Section 1.60 "Restricted Period" shall mean the period commencing on the Effective Date and ending on August 11, 2001.

        Section 1.61 "704(c) Value" of any Contributed Property means the value of such property as set forth in Exhibit "D", or if no value is set forth in Exhibit "D", the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, any property deemed contributed by the Partnership to a new partnership that is treated as a continuation of the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code shall have the same 704(c) Value that it had, and shall be subject to the same allocation method for eliminating Book-Tax Disparities that was utilized with respect to such property, immediately prior to such deemed contribution.

        Section 1.62 "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities, or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

        Section 1.63 "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

        Section 1.64 "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

        Section 1.65 "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit "B" hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit "B" hereof) as of such date.

        Section 1.66 "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit "B" hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit "B" hereof) as of such date.

        Section 1.67 "WEA" shall mean Westfield America, Inc., a Missouri corporation, formerly known as CenterMark Properties, Inc.

                                 ARTICLE 2

                           ORGANIZATIONAL MATTERS

 Organization

        The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes. This Agreement shall govern the Partnership and be effective from and after the Effective Date.

        Section 2.1  Name

        The name of the Partnership shall be Westfield Independence Mall Limited Partnership No. 2. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time, and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.2  Registered Office and Agent; Principal Office


        The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Partnership shall be c/o Westfield America, Inc., 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

        Section 2.3  Power of Attorney

        A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatement thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) any and all financing statements, continuation statements and other documents necessary or desirable to create, perfect, continue or validate the security interest granted by a Limited Partner pursuant to Section 10.5 of this Agreement or to exercise or enforce the Partnership's rights with respect to such security interest; and

                (2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary to effectuate the terms or intent of this Agreement.

           Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement or in the Act.

           B. The foregoing power of attorney is irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's Assignee's Partnership Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken under such power of attorney in accordance with the provisions of this Agreement. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments not inconsistent herewith as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

           Section 2.4  Term

           The term of the Partnership commenced on the Effective Date, and shall continue until March 1, 2097, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

                                 ARTICLE 3

                                  PURPOSE

           Section 3.1  Purpose and Business

           The purpose and nature of the business to be conducted by the Partnership is: (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that, such business shall be limited to and conducted in such a manner as to permit WEA at all times to be classified as a REIT, unless WEA ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing; provided, however, that during the Restricted Period any business conducted pursuant to clauses (i), (ii) or (iii) above shall be limited to the ownership of the Mall Partnership Interest and any activities related or incidental thereto. In connection with the foregoing, and without limiting WEA's right, in its sole discretion, to cease qualifying as a REIT, the Partners acknowledge that WEA's current status as a REIT inures to the benefit of all of the Partners and not solely WEA.

           Section 3.2  Powers

           The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, as determined by the General Partner from time to time in its sole and absolute discretion; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion: (i) could adversely affect the ability of WEA to continue to qualify as a REIT; (ii) could subject the General Partner or WEA to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, WEA or their respective securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

                                 ARTICLE 4

                           CAPITAL CONTRIBUTIONS

           Section 4.1  Capital Contributions of the Partners

           A. The Partners have contributed to the Partnership the Mall Partnership Interest. In connection with this Agreement, the Carrying Values of the Partnership's assets have been adjusted to reflect their respective fair market values and the Capital Accounts of the Partners shall reflect their respective contributions as set forth on Exhibit "A", and such amounts shall be represented by the Partnership Interests and Partnership Units shown on said Exhibit. The Partnership Units and the Percentage Interests also shall be adjusted in Exhibit "A" from time to time by the General Partner to the extent necessary to accurately reflect redemptions, additional Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar or other events having an effect on any Partner's Percentage Interest. The number of Partnership Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest.
 Except as provided hereinabove and as expressly provided in Sections 4.2, 10.5, and 13.3, the Partners, including, without limitation, the General Partner, shall have no obligation whatsoever to make any additional or further Capital Contributions, loans, or advances of any kind to the Partnership, or to in any way finance the operation of the Partnership, the distributions to Partners or any of the debt or other obligations of the Partnership.

           B. Except as provided in Section 13.3 of this Agreement and as otherwise expressly provided herein, the Capital Contribution of each Partner will be returned to that Partner only in the manner and to the extent provided in Article 5 and Article 13 hereof, and no Partner may withdraw from the Partnership or otherwise have any right to demand or receive the return of its Capital Contribution to the Partnership, except as specifically provided herein. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as specifically provided herein. No Partner shall be entitled to interest on any Capital Contribution or Capital Account. The General Partner shall not be liable for the return of any portion of the Capital Contribution of any Limited Partner, and the return of such Capital Contributions shall be made solely from Partnership assets.

           C. During the period commencing on the Effective Date and ending twenty-four (24) months thereafter, the Partnership shall make quarterly guaranteed payments to the Limited Partners in an aggregate amount equal, on an annual basis, to 87.5% of the dividends paid per REIT Share with respect to such calendar quarter or portion thereof during such period (each such payment, a "Guaranteed Payment"). The Guaranteed Payments are intended by the Partners to be treated, and shall be treated, as guaranteed payments for the use of capital pursuant to Section 707(c) of the Code.

           Section 4.2  Deficit Restoration Election

           A. No Limited Partner shall have any further personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Partnership, nor shall any Limited Partner be personally liable for any obligations of the Partnership, except as otherwise provided in this Agreement or in the Act. No Partner shall be required to make any contributions to the capital of the Partnership other than as expressly provided in this Agreement.

           B. Each Partner may, prior to, or at, the time prescribed by law for the filing of the Partnership federal income tax return for the taxable year in question (not including extensions), elect to be unconditionally obligated to restore all or a portion of any deficit in such Partner's Capital Account upon liquidation of his interest in the Partnership. Any such election shall be evidenced by written notice to the Partnership, delivered prior to such time, specifying the amount of any deficit for which the Partner elects a deficit restoration obligation. Any amount owing pursuant to a deficit restoration obligation shall be payable upon the later of (i) the end of the Partnership Year in which such Partner's Partnership Interest is liquidated or (ii) 90 days after the date of such liquidation.

           C. The amount of any such election shall automatically be reduced to the extent the deficit in such Partner's Capital Account is subsequently reduced. If an allocation or distribution thereafter increases the deficit in such Partner's Capital Account, unless a Partner elects otherwise under paragraph B. above, such Partner will be obligated to restore the deficit only to the extent of the lesser of (i) the deficit amount such Partner has previously elected to restore or (ii) the smallest deficit balance in such Partner's Capital Account at any time after such election. For purposes of determining the amount referred to in clause
 (ii) of this Section 4.2.C., the income, gain, losses and deductions of the Partnership shall be prorated on a daily basis (except for income, gain, losses and deductions from the sale or disposition of capital assets, which items will be allocated under an interim closing of the books method).

           D. Upon the written request of any Limited Partner, the General Partner shall use reasonable efforts to provide or cause the Partnership to provide information relevant to the calculation of the amount of the Limited Partner's deficit in its Capital Account, the amount of its Adjusted Capital Account, the amount of its Adjusted Capital Account Deficit and any other information relevant to the Limited Partner's determination as to whether to elect to restore all or a portion of any deficit in its Capital Account; provided, that the General Partner shall not be required to furnish such information to a Limited Partner more often than once annually.

           Section 4.3 Issuances of Additional Partnership Interests. The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the Limited Partners, except that, notwithstanding the foregoing, none of such additional Partnership Units or Partnership Interests shall carry or give to their holders rights to receive distributions (as to amount, timing, and priority) senior to the rights of the Limited Partners as set forth in this Agreement, and provided further that no Additional Limited Partner may be admitted to the Partnership during the Restricted Period without the written consent of a majority in interest of the Limited Partners (excluding interests held by the General Partner or its Affiliates). Subject to the foregoing, the rights, privileges, benefits, burdens, and restrictions relating to any such additional Partnership Units or Partnership Interests shall be determined by the General Partner in its sole and absolute discretion, subject to the Act, including, without limitation: (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner, as the General Partner, or a Limited Partner, or to an Affiliate of either the General Partner or the Limited Partner, unless the additional Partnership Interests are issued for a fair economic consideration determined at the time of or within ninety (90) days prior to the issuance, or unless the issuance of such additional Partnership Interests is otherwise permitted under the terms and provisions of this Agreement. A determination by an independent investment banker or financial advisor that the consideration paid or proposed to be paid by the General Partner in this regard is a fair economic consideration, or is otherwise fair from a financial point of view, to the Partnership shall be conclusive and binding upon all parties hereto for all purposes, and shall constitute a conclusive, non-rebuttable presumption that the consideration so paid represented fair, good faith, and proper action by the General Partner with the Partnership as concerns the General Partner's dealings and transactions with the Partnership in relation to such issuance.

           Section 4.4 General Partner Loans. The General Partner and its Affiliates shall have the right, but not the obligation, to make loans and advances to the Partnership, whether secured or unsecured, and shall be treated as a third party lender to the Partnership (with all attendant rights, privileges, and remedies) to the extent that it does so. Loans and advances, if any, funded by the General Partner or its Affiliates shall be on commercially competitive terms, comparable to similar loans and advances made by unrelated third party institutional lenders; and, if institutional lenders would not regularly make such loans or advances, then terms for a comparable loan or advance described by any unrelated third party loan broker upon request by the General Partner shall be presumed to be commercially competitive and comparable to similar loans and advances made by unrelated third parties for purposes of this Agreement. In addition, any Permitted Loan Transaction shall be conclusively presumed to be fair, reasonable and commercially competitive.

           Section 4.5 Guaranty of Indebtedness. Any Partner shall have the right (but not the obligation), exercisable upon written notice to the Partnership, to elect to guaranty all or any portion of any loans and advances to the Partnership, if any, in an amount which, when taken with the liabilities otherwise allocated to such Partner, shall cause such Partner's tax basis in such Partner's Partnership Interest to exceed zero but not to exceed ten percent (10%) of the amount of such Partner's Capital Account as of the date hereof (or in the event that such Partner is a successor to any initial Partner, ten percent (10%) of such Partner's proportionate share of the amount of its predecessor's initial Capital Account) (any such guaranty, a "Bottom Guaranty"). If requested not less than thirty days in advance by the Limited Partners, the Partnership shall provide to the Limited Partners, by November 1st of each calendar year, information sufficient to permit the Limited Partners to determine (i) their respective shares of the Partnership's liabilities at July 1 of such calendar year and any changes therein reasonably anticipated to occur by December 31st of such calendar year and (ii) their respective tax bases in their Partnership Interests at July 1 of such calendar year. If a Limited Partner notifies the Partnership that it wishes to enter into a Bottom Guaranty of Partnership indebtedness pursuant to this Section 4.5, the Partnership shall reasonably cooperate in efforts to implement such Bottom Guaranty before December 31st of the calendar year in which such Limited Partner so notifies the Partnership. Nothing in this Section or in any other instrument shall constitute or be deemed to constitute a representation or warranty by the Partnership or the General Partner (or any affiliate of the General Partner) of the treatment of the Bottom Guaranty for tax purposes. The Partner providing or requesting to provide any Bottom Guaranty shall bear all costs and expenses incurred by it, and all third-party out of pocket costs incurred by the Partnership and the General Partner (and shall reimburse the Partnership and the General Partner promptly upon demand), in connection with any request to provide a Bottom Guaranty, including, without limitation, all costs and expenses which may become due to the lender in connection therewith. In the event that two or more Partners have provided a Bottom Guaranty, the liability of such Partners thereunder shall be pro rata in accordance with the amount of such Partner's Bottom Guaranty in relation to all outstanding Bottom Guaranties of all Partners, regardless of when any such Bottom Guaranty is entered into or made.

                                 ARTICLE 5

                               DISTRIBUTIONS

           Section 5.1  Requirement and Characterization of Distributions

           The General Partner shall distribute to the Partners who were Partners on the relevant Partnership Record Date, on a calendar quarter basis (or on such other basis as determined by the General Partner which corresponds to the distribution period of the Operating Partnership), in arrears, within thirty (30) days following the end of the preceding calendar quarter (or such other period), an amount equal to the Available Cash (if any) generated by the Partnership in such preceding calendar quarter as follows:

           A. First, 100% to the Limited Partners until the Limited Partners have received an amount equal to the Priority Return.

           B. Second, 100% to the General Partner until such time as the General Partner has received an amount equal to the sum of (i) all amounts theretofore distributed to the Limited Partners pursuant to Section 5.1A above, and (ii) all amount theretofore distributed to the Limited Partners as Guaranteed Payments pursuant to Section 4.1C above.

           C. Third, 99% to the General Partner and 1% to the Limited Partners, on a pari passu basis.

           Section 5.2  Amounts Withheld

           All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts paid or distributed to such Partners or Assignees, as the case may be, pursuant to Sections 4.1C and 5.1 for all purposes under this Agreement.

           Section 5.3  Distributions Upon Liquidation

           Subject to Section 8.7 hereof, proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

                                 ARTICLE 6

                                ALLOCATIONS

           Section 6.1  Allocations of Net Income and Net Loss

           Except as provided in Exhibit "B" and Exhibit "C" hereto, for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction shall be allocated among the General and Limited Partners in each taxable year (or portion thereof) as provided below.

           A. Net Income for a particular period shall be allocated as follows:

                (1) First, 100% to the Limited Partners until the aggregate Net Income allocated pursuant to this Section 6.1A(1) per Partnership Unit for the current taxable period and all previous periods equals the aggregate distributions to the Limited Partners made per Partnership Unit pursuant to Section 5.1A.

                (2) Second, 100% to the General Partner until the aggregate Net Income allocated pursuant to this Section 6.1A(2) for the current taxable period and all previous periods equals the aggregate amount of Available Cash distributed to the General Partner pursuant to Section 5.1B.

                (3) Third, if applicable, 99% to the General Partner and 1% to the Limited Partners, on a pari passu basis.

           B. Net Loss for a particular period shall be allocated 99% to the General Partner and 1% to the Limited Partners, on a pari passu basis.

           Section 6.2  Other Allocations

           A. For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership on the Effective Date in excess of the sum of (i) the amount of Partnership Minimum Gain, and
 (ii) the total amount of Nonrecourse Built-in Gain, shall be allocated 100% to the Limited Partners; provided, however, that if the property of the Mall Partnership is significantly expanded and additional Nonrecourse Liabilities are incurred in amounts that substantially exceed the Nonrecourse Liability existing on such property on the Effective Date, the General Partner may be allocated such additional Nonrecourse Liabilities so long as the Limited Partners are not allocated a lesser amount of Nonrecourse Liabilities than the amounts allocated to such Limited Partners on the Effective Date less such Limited Partners' share of any Required Amortization.

           B. During the period commencing on the Effective Date and ending on the later to occur of (A) the last day of the Restricted Period or (B) the date on which all of the Limited Partners have exercised their Contribution Rights (as defined in and pursuant to that certain OP Contribution Agreement of even date herewith between the Operating Partnership and the Limited Partner) or their Redemption Rights and are no longer a Partner, but in no event later than the tenth (10th) anniversary of the Effective Date, the General Partner shall use its reasonable best efforts (i) to cause the Mall Partnership to maintain outstanding indebtedness that is considered to constitute a Nonrecourse Liability secured by the property owned by the Mall Partnership (and allocable to such property for purposes of Regulations Section 1.752-3(a)) in a principal amount equal to at least $33,000,000 less any Required Amortization and (ii) to cause substantially all of such Nonrecourse Liabilities to be allocated to the Limited Partner and any permitted transferees pursuant to Section 11.3A hereof; provided, however, that such best efforts shall be deemed satisfied with respect to this clause (ii) if clause (i) is satisfied and such Nonrecourse Liability is properly allocated to the Partners in accordance with the Regulations promulgated under Section 752 of the Code.

           C. Any gain allocated to the General Partner and the Limited Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit "C", be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

                                 ARTICLE 7

                   MANAGEMENT AND OPERATIONS OF BUSINESS

           Section 7.1  Management

           A. All management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, shall (except as otherwise set forth in this Agreement) have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

                (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, borrowing of money from the General Partner or its affiliates as provided in Section 4.4 hereof, and making prepayments on loans and borrowing money to permit WEA (so long as WEA qualifies as a REIT) to avoid the payment of any federal income or excise tax and to permit WEA to maintain REIT status), the assumption or guarantee of (including, without limitation, the guarantee of indebtedness or obligations of the General Partner or any of its Affiliates), or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust, negative pledge or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations it in good faith deems necessary for the conduct of the activities of the Partnership, the Mall Partnership, WEA or the Operating Partnership;

                (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                (3) subject to Section 8.7 hereof, the acquisition, sale, disposition, lease, mortgage, pledge, transfer, encumbrance, hypothecation or exchange of any assets of the Partnership for the benefit of the Partnership, the Mall Partnership, WEA or the Operating Partnership, including, without limitation, the exercise or grant of any conversion option, privilege, negative pledge or subscription right or other right available in connection with any assets at any time held by the Partnership, the financing of the conduct of the operations of the Partnership, the Mall Partnership, WEA or the Operating Partnership, the secured or unsecured lending of funds to other Persons (including, without limitation, the Subsidiaries and Affiliates of the Partnership and/or the General Partner, provided that any loans to Affiliates of the General Partner shall be at a rate of interest not less than the prime rate in effect at the time such loan is made, as quoted in the Wall Street Journal) or the merger or other combination of the Partnership with or into another entity;

                (4) the use of the assets of the Partnership (including, without limitation, cash on hand from whatever source) for any purpose not inconsistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries, the holding of any real, personal and mixed property of the Partnership in the name of the Partnership or in the name of a nominee or trustee and the creation, by grant or otherwise, of easements or servitudes;

                (5) the management, operation, leasing, collection of rents, marketing, landscaping, repair, alteration, renovation, rehabilitation, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership, including, without limitation, entering into management agreements and performing any and all actions as contemplated by Section 7.3 hereof, and the performance of any and all other acts necessary or appropriate to the operation of such properties, including, without limitation, applications for rezoning or objections to rezoning of such properties;

                (6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including, without limitation, the execution and delivery of leases on behalf of or in the name of the Partnership, contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

                (7) the negotiation, execution and performance of any contracts with Affiliates of the General Partner in accordance with the provisions of Section 7.5 hereof;

                (8) the opening and closing of bank accounts, the investment of Partnership funds in securities, certificates of deposit and other instruments, and the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

                (9) the holding, managing, investing and reinvesting cash and other assets of the Partnership;

                (10) the collection and receipt of revenues and income of the Partnership;

                (11) the establishment of one or more divisions of the Partnership, the selection and dismissal of agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of hiring (whether or not any of the foregoing are also employed by, consultants to, independent contractors for, or otherwise do business with the General Partner or its Affiliates in related or unrelated matters);

                (12) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate (whether or not such is done as part of a group, combined or other policy or policies under which the Partnership and the General Partner (or its Affiliates) are also insured, so long as the General Partner fairly allocates the expense thereof among the covered parties);

                (13) the formation of, or acquisition of an interest in, and the contribution of some or all of property (or any part thereof or interest therein) to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

                (14) the control of any and all matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law and consistent with the terms of this Agreement, including in each and all of the foregoing instances any such matter or thing in which the General Partner or its Affiliates have a direct interest;

                (15) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other Person (including without limitation, the contribution or loan of funds by the Partnership to such Persons);

                (16) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

                (17) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

                (19) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

                (20) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

                (21) the issuance of additional Partnership Units or Partnership Interests, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

                (22) to perform or cause to be performed all such other acts required by this Agreement or not inconsistent herewith; and

                (23) to execute, acknowledge and deliver any and all instruments necessary or desirable to effectuate any of the foregoing.

           B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

           C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

           D. In exercising its authority under this Agreement, the General Partner may, but, except as otherwise expressly provided in this Agreement or in any other Agreement to which the Partnership is a party or by which it is bound, shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms hereof.

           Section 7.2  Certificate of Limited Partnership

           The General Partner has filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

           Section 7.3  Management and Reimbursement of the General Partner

           The General Partner and/or its Affiliates shall have the right, but not the obligation, in the sole discretion of the General Partner, to perform all or any of the property management services on account of the property owned or managed by the Partnership, the Mall Partnership or any Affiliate, and may, in connection therewith, cause the Partnership, the Mall Partnership or any Affiliate to enter into a management agreement with the General Partner or one or more of its Affiliates, in form and substance acceptable to the General Partner in its sole discretion. If the General Partner elects to so perform, or to have an Affiliate so perform, the property management services, then the General Partner or its Affiliate shall be reimbursed expenses and otherwise compensated therefor by the Partnership in amounts determined by the General Partner, in its good faith discretion, to be comparable to amounts which would be charged by reputable unrelated third party property management companies which have substantial experience in performing property management services for properties of the type owned or managed by the Partnership for institutional owners with portfolios under management which are substantially similar in size, nature, and condition of property owned or managed by the Partnership. The reimbursements and fees payable to the General Partner or its Affiliates under this Section shall be paid no less frequently than monthly. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership. The General Partner shall be reimbursed by the Partnership (to the extent not paid by the Mall Partnership) on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership or any of its assets.

           Section 7.4  Outside Activities of the General Partner

           The General Partner and its Affiliates shall be permitted to purchase, own, operate, manage and otherwise deal with and profit from any property, real, personal or mixed, not owned by the Partnership for their own account and benefit, whether or not competitive with the business and affairs of the Partnership, and neither the Partnership, any Limited Partner, or any other Person shall have any right, claim, interest or cause of action therein or as a result thereof. Without limiting the generality of the above, nothing in this Agreement shall obligate the General Partner or its Affiliates to first offer the Partnership an opportunity to invest in any investment which has been offered to or found by the General Partner or its Affiliates, whether or not such investment is of a nature that may be invested in by the Partnership or would compete directly or indirectly with the business of the Partnership. The Limited Partners hereby acknowledge that the General Partner or its Affiliates currently own a variety of real estate investments and may in the future acquire additional real estate investments that may be competitive with the business of the Partnership.

           Section 7.5    Contracts with Affiliates

           A. Without the consent of the Limited Partners, the Partnership may lend or contribute funds or other assets to its Subsidiaries, the General Partner or its Affiliates or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner (provided, however, that any loans to the General Partner or its Affiliates shall be at a rate of interest not less than the prime rate in effect at the time such loan is made, as quoted in the Wall Street Journal). The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

           B. The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

           C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase or otherwise acquire any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable to the Partnership.

           D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any Subsidiaries of the Partnership. Any or all of the foregoing may be jointly established with the General Partner or its Affiliates, provided that in such case the allocation of expense shall be shared among the parties on whose behalf such plans exist as determined by the General Partner in good faith to be fair and reasonable.

           Section 7.6  Indemnification

           A. To the fullest extent permitted by law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner in its capacity as general partner of the Partnership as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, whether or not suit or other legal proceedings are commenced, unless it is established by a court of competent jurisdiction and all appeals relating thereto have been fully completed or the applicable appeal periods have expired that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceedings and either was committed in bad faith or was the result of active and deliberate dishonesty or a wilful and knowing breach of this Agreement; (ii) the Indemnitee actually received an improper and unpermitted personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee knew, or was reckless in not knowing, that the act or omission was unlawful.
 Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee pursuant to a loan guaranty, recourse obligation, general partner liability, or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct as set forth in this Section 7.6A. The termination of any proceeding by conviction of an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, in each case after all appeals relating thereto have been fully completed or the applicable appeal periods have expired, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that Specified in this
 Section 7.6A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

           B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

           C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

           D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

           E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

           F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the Indemnification provisions set forth in this Agreement.

           G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

           H. The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

           Section 7.7  Liability of the General Partner

           A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its members, officers and directors shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission if the General Partner acted without bad faith, without a knowing and wilful breach of the agreement and without active and deliberate dishonesty.

           B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the shareholders of WEA collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (except as otherwise provided herein) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted without bad faith, without a knowing and wilful breach of the agreement and without active and deliberate dishonesty.

           C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner taken without bad faith, without a knowing and wilful breach of the agreement and without active and deliberate dishonesty.

           D. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's and its officers and directors' liability to the Partnership and the Limited Partners under this
 Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

           Section 7.8  Other Matters Concerning the General Partner

           A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

           B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

           C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

           D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the belief that such action or omission is necessary or advisable in order: (i) to protect the ability of WEA to continue to qualify as a REIT; or (ii) to avoid the General Partner or WEA incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners. To the extent that the General Partner takes any such action which could reasonably be expected to have a material adverse effect upon the Limited Partners, the General Partner shall promptly notify the Limited Partners thereof.

           Section 7.9  Title to Partnership Assets

           Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets shall be held in the name of the Partnership.

           Section 7.10  Reliance by Third Parties

           Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, engage or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that:
 (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and
 (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                 ARTICLE 8

                 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

           Section 8.1  Limitation of Liability

           The Limited Partners shall have no liability under this Agreement, except as expressly provided in this Agreement (including
 Section 10.5 hereof) or under the Act.

           Section 8.2  Management of Business

           No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

           Section 8.3  Outside Activities of Limited Partners

           Subject to the terms and provisions hereof (including, without limitation, Section 7.4), it is agreed that any Partner (General and/or Limited) and any Affiliate of any Partner (including any officer, director, employee, agent, or representative of any Partner) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights, claims, or interests by virtue of this Agreement or any relationships, duties or obligations hereunder (including, but not limited to, any fiduciary or similar duties created by this Agreement, under the Act, or otherwise existing at law or in equity) in any business ventures or investments of any General Partner or Limited Partner, or any Affiliate of any of the foregoing. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person, and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person could be taken by such Person.

           It is further agreed that none of the Partners, General or Limited, or any of their Affiliates, have any duty, obligation, or liability to present to the Partnership any business or investment opportunity which may arise in the course of activity for or on behalf of the Partnership, or otherwise, for investment by the Partnership or any of the Partners (even if within the line and scope of the business and affairs of the Partnership), and instead any Partner, General or Limited, and any Affiliate may pursue such opportunity for such Partners or Affiliate's own benefit and account, without any participation, right, or claim therein by the Partnership or any other Partner, and without notification or disclosure to the Partnership or any other Partner.

           Section 8.4  Return of Capital

           No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit "C" hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

           Section 8.5  Rights of Limited Partners Relating to the
 Partnership

           A. In addition to the other rights (including, without limitation, rights to receive other information) provided by this Agreement or by the Act, and except as limited by Section 8.5.B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand accompanied by a statement of purpose with respect to such demand:

                (1) to obtain a copy of the most recent annual and quarterly balance sheet, income statement, and related financial statements prepared by the Partnership;

                (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

                (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

                (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

                (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner to the extent the foregoing is materially different from information contained in financial statements or other reports provided to Limited Partners.

           The request by a Limited Partner of quarterly and annual balance sheets and income statements regularly prepared by the Partnership in order to verify the correctness of distributions of cash, if any, to the Limited Partner in accordance with the terms and provisions of this Agreement shall be considered a purpose reasonably related to the Limited Partner's interest as a limited partner in the Partnership.

           B. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that: (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreement with an unaffiliated third party to keep confidential.

           Section 8.6  Redemption Rights

           Subject to the terms and conditions hereof, at any time following the first anniversary of the Effective Date, the Limited Partner shall have the right (the "Redemption Right") to cause the Partnership to redeem all or any portion (but not less than 500) of the Partnership Units then held
 by the Limited Partner.   The redemption price per Partnership Unit (the
 "Redemption Price") shall be equal to the Market Value of one share of common stock of WEA and shall be payable, at the option of the General Partner, in the form of cash or shares of common stock of WEA (valued at the Market Value), or any combination thereof, within ten business days following written notice to the General Partner of the exercise of the Redemption Right. In addition to the Redemption Price, the Limited Partner shall also be entitled to receive cash or WEA common stock in an amount equal to any accrued but unpaid Priority Return related to the Partnership Units which are being redeemed. Except for the Redemption Right, no Limited Partner shall have the right to require the Partnership to redeem all or a portion of the Partnership Units held by such Limited Partner. In the event that the General Partner elects to pay the Redemption Price in the form of cash, any portion of the Redemption Price which remains unpaid for more than ten (10) Business Days after delivery of a valid redemption notice, shall thereafter bear interest at the then-prevailing adjusted short-term applicable federal rate as of the date of such notice. Any exercise of the Redemption Rights hereunder shall be subject to and conducted in accordance with the terms and conditions of (including, without limitation, notices, required deliveries and deemed representations) Section 16 of the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 3, 1998, as the same may be amended, supplemented or modified form time to time, except to the extent inconsistent with any of the express terms and conditions of this Agreement and subject to such modifications or adjustments as may be appropriate to reflect that the Redemption Rights apply to the Partnership Units.

           Section 8.7  Sale of All or Substantially All Assets

           Notwithstanding anything to the contrary contained herein, during the ten year period following the Effective Date the General Partner shall not, without the prior approval of a majority of Limited Partner Interests (excluding those held by the General Partner and its Affiliates), have the right to consummate (i) the voluntary sale or other taxable disposition of all or any material portion (except for routine disposition of personal property and fixtures in the ordinary course of business) of the Partnership's assets and properties (or the Mall Partnership's assets or properties) (whether in one or a series of transactions) or (ii) a merger, consolidation or dissolution of the Partnership or the Mall Partnership, which in either case would result in the recognition of taxable gain by the Limited Partner in such fiscal year. In addition, from and after the tenth anniversary of the Effective Date, the General Partner shall use its good faith efforts, to the extent not inconsistent with the business objectives of the General Partner, WEA, the Operating Partnership or their respective Affiliates, to consummate any such sale or disposition in a manner that would enable the Limited Partners to defer the recognition of taxable gain. In addition, during the seven and one-half (71/2) year period following the Effective Date, the General Partner shall not, without the prior approval of a majority of Limited Partner Interests (excluding those held by the General Partner and its Affiliates), have the right to liquidate or dissolve and distribute any property contributed to the Partnership by any Partner to another Partner if, as a result of such distribution, any Limited Partner would recognize income pursuant to Section 737 of Section 704(c)(1)(B) of the Code.

                                 ARTICLE 9

                   BOOKS, RECORDS, ACCOUNTING AND REPORTS

           Section 9.1  Records and Accounting

           The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5A and 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

           Section 9.2  Fiscal Year

           The fiscal year of the Partnership shall be the calendar year.

           Section 9.3  Reports

           A. The Partnership shall mail to each Limited Partner no later than ninety (90) days after the close of each Partnership Year an annual report containing unaudited financial statements of the Partnership, for such Partnership year, presented in accordance with generally accepted accounting principles.

           B. The Partnership shall mail to each Limited Partner no later than ninety (90) days after the close of each calendar quarter (except the last calendar quarter of each year), a report containing unaudited financial statements of the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

           C. All accounting and other professional costs and fees associated with the preparation, compilation, review, audit, and any other matters relating to the Partnership's records, financial statements and reports, tax returns, and any other Partnership items described in the preceding paragraphs shall be at the expense of the Partnership, not the General Partner.

                                 ARTICLE 10

                                TAX MATTERS

           Section 10.1  Preparation of Tax Returns

           The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety
 (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.

           Section 10.2  Tax Elections

           A. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that if requested by a transferee of a Partnership Interest, the General Partner shall file an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of a transfer of a Partnership Interest made in accordance with the provisions of this Agreement. The General Partner intends to elect the so-called "traditional method with curative allocations of gain from disposition of contributed property" of making Section 704(c) allocations pursuant to Regulations Section 1.704-3(c)(3)(iii)(B) with respect to property contributed as of the date hereof. The General Partner shall have the right to seek to revoke any tax election, other than the Section 704(c) election described in the preceding sentence, it makes (including, without limitation, the election under Section 754 of the Code) upon the General Partner's determination, in its reasonable discretion, that such revocation is in the best interest of the Partners.

           B. The General Partner intends to elect to be treated as a partnership under the Code, and, if applicable, for purposes of state and local law.

           Section 10.3  Tax Matters Partner

           A. The General Partner shall be the "tax matters partner" of the Partnership for federal income purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

           B.   The tax matters partner is authorized, but not required:

                (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner: (i) who (within the time period prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a "notice partner" (as defined in Section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in
 Section 6223(b)(2) of the Code);

                (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

                (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                (4) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

                (6) to take any other action of behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

           The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

           C. The tax matters partner shall receive no special compensation for its services as such. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne or reimbursed by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, including an accounting firm which also renders services to the General Partner and its Affiliates.

           Section 10.4  Organizational Expenses

           The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

           Section 10.5  Withholding

           Each Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount payable, distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to any Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made, unless: (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner's Partnership Interest to secure such Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Partner and immediately paid by the defaulting Partner to the General Partner in repayment of such loan. Any amounts payable by a Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Partner shall at its own expense take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

                                 ARTICLE 11

                         TRANSFERS AND WITHDRAWALS

           Section 11.1  Transfer

           A. The term "transfer" when used in this Article 11 with respect to a Partnership Unit shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term "transfer" when used in this Article 11 does not include any acquisition of Partnership Interests by the General Partner from any Limited Partner of any Partnership Units, nor does it include any grant of a security interest or any related action involving levy, execution, or the like contemplated under Section 10.5 of this Agreement.

           B. No Partnership Interest shall be transferred, in whole or in part (including any interest therein), except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio, and the Partnership shall have no duty or obligation to recognize the transferee as a partner or holder of any interest whatsoever in the Partnership, and the transferee shall have no rights, interests or claims in or against the Partnership or any Partner.

           Section 11.2  Transfer of the General Partner's Interests

           During the Restricted Period, the General Partner may transfer any of its General Partner Interests or Limited Partner Interests to any Affiliate of the General Partner or otherwise in connection with any merger reorganization or restructuring of WEA or the Operating Partnership without consent or approval of the Limited Partners. During the Restricted period, except as permitted in the preceding sentence, without the consent or approval of a majority in interest of the Limited Partners (other than interests held by the General Partner or its Affiliates), the General partner shall not otherwise transfer all or any portion of its General Partner Interests or withdraw as a General Partner of the Partnership.
 From and after the expiration of the Restricted Period, the General Partner may transfer any of its General Partner Interest or withdraw as General Partner, or transfer any of its Limited Partner Interest, without consent or approval from any Limited Partners, and any Affiliate of the General Partner may transfer any of its General Partner Interest or Limited Partner Interest without consent or approval from any Limited Partners.

           Section 11.3  Limited Partners' Rights to Transfer

           A. Except for a transfer to the General Partner, the Operating Partnership or any other Affiliate of the General Partner (or its successors, assignees, affiliates and designees), a Limited Partner (other than the General Partner and its Affiliates) shall not transfer all or any portion of its Partnership Interest, or any of such Limited Partner's economic rights as a Limited Partner without the prior written consent of the General Partner, which may be withheld in the General Partner's sole discretion; provided, however, that a Limited Partner may, subject to the provisions of Sections 11.3.C, 11.3.D, 11.3.E, and 11.4 but without the requirement of first obtaining the consent of the General Partner, transfer all or any portion of its Partnership Interest, or any of such Limited Partner's economic rights as a Limited Partner, to (i) immediate family members of the Limited Partner, and (ii) family planning trusts or family limited partnerships in which the Limited Partner (together with his immediate family members) has a 50% or greater economic interest; provided, further, however, that any such transferee (x) shall first have executed and delivered a written agreement, in form and substance reasonably satisfactory to the General Partner, agreeing to be bound by the terms of this Agreement, and (y) is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended.

           B. If a Limited Partner is subject to Incapacity, the partners, executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

           C. The General Partner may prohibit any transfer by a Limited Partner or its Partnership Units if, in the opinion of legal counsel to the Partnership or the General Partner, such transfer would require registration under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

           D. No transfer by a Limited Partner of its Partnership Units may be made to any Person if: (i) in the opinion of legal counsel for the Partnership or the General Partner, it would result in the Partnership being treated as an association taxable as a corporation; (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code; (iii) such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the
 Code); (iv) such transfer would, in the opinion of legal counsel for the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (v) such transfer would subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; or (vi) in the opinion of legal counsel for the Partnership or the General Partner, it would adversely affect the ability of WEA to continue to qualify as a REIT or subject the General Partner or WEA to any additional taxes under
 Section 857 or Section 4981 of the Code.

           E. No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, in its sole and absolute discretion; provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership or the General Partner to exchange or redeem at a price agreeable to the lender, the General Partner, and the transferring Partner (each in their respective discretion) any Partnership Units in which a security interest is held immediately prior to the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code, and provided further, that each Limited Partner adversely affected by such transfer shall be given an opportunity to guaranty all or a portion of the indebtedness of the Partnership as provided in Section 4.5.

           Section 11.4  Substituted Limited Partners

           A. Except for a transferee permitted pursuant to Section 11.3.A, no Limited Partner shall have the right to substitute a transferee as a Limited Partner in his place. Any transferee permitted pursuant to Section 11.3.A shall be admitted to the Partnership as a Substituted Limited Partner. In addition, the General Partner shall have the right to consent to the admission of any other transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

           B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

           C. Upon admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner.

           Section 11.5  Assignees

           If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive, distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matters in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

           Section 11.6  General Provisions

           A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all such Limited Partner's Partnership Units in accordance with this Article 11 or a redemption in accordance with Section 8.6 hereof, or pursuant to any agreement consented to by the Partnership pursuant to which the Limited Partner's interests in the Partnership are conveyed and the Limited Partner's withdrawal is provided for (including, without limitation the OP Contribution Agreement of even date herewith between the Limited Partner and the Operating Partnership).

           B. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substitute Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to any agreement of the type referred to in the preceding paragraph shall cease to be a Limited Partner.

           C. (1) If any Partnership Unit is transferred, or upon the admission or withdrawal of a Partner, in accordance with the provisions of the Agreement during any calendar year, the income or loss attributable to such Partnership Unit for such calendar year shall be divided and allocated among the Partners based upon an interim closing of the Partnership's books or another permissible method selected by the General Partner. For the purposes of accounting convenience and simplicity, if the "interim closing of the books" method is selected, the Partnership shall treat a transfer of, or any increase or decrease in, a Partnership Unit which occurs at any time during any monthly period as having been consummated on the first day of such monthly period, regardless of when during such monthly period such transfer, increase or decrease actually occurs.

                (2) Distributions under Sections 5.1 and 13.2 and Guaranteed Payments under Section 4.1.C shall be made only to Partners and transferees who, according to the books and records of the Partnership, are Partners or transferees on the applicable Record Date. Neither the Partnership nor any Partner shall incur any liability for making distributions in accordance with this Section 11.6.C.(2).

                                 ARTICLE 12

                           ADMISSION OF PARTNERS

           Section 12.1  Admission of Successor General Partner

           A successor to all of the General Partner Interest pursuant to
 Section 11.2 hereof who is proposed to be admitted as successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. The admission of any such transferee shall not cause a dissolution of the Partnership and such transferee shall carry on the business of the Partnership in accordance with the terms and provisions of this Agreement. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6.C hereof.

           Section 12.2  Admission of Additional Limited Partners

           A. Except as otherwise provided elsewhere in this Agreement and subject to the terms and conditions set forth in Section 4.3 hereof, after the admission to the Partnership of the initial Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner
 (i) evidence of acceptance in form reasonably satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, and (ii) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

           B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

           C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

           Section 12.3 Amendment of Agreement and Certificate of Limited Partnership.

           For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment to this Agreement (including an amendment of Exhibit "A") and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

                                 ARTICLE 13

                  DISSOLUTION, LIQUIDATION AND TERMINATION

           Section 13.1  Dissolution

           The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs be wound up, only upon the first to occur of any of the following ("Liquidating Events"):

           A. the expiration of its term as provided in Section 2.5 hereof;

           B. an event of withdrawal of the General Partner, as permitted by and defined in the Act (other than an event of bankruptcy), unless within ninety (90) days after such event of withdrawal, a majority in interest in capital and profits of the remaining Partners agrees in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal of a substitute General Partner;

           C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

           D. the sale of all or substantially all of the assets and properties of the Partnership; or

           E. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a majority in interest in capital and profits of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

           Section 13.2  Winding Up

           A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner, or in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the "Liquidator"), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

                (1) First, to the satisfaction of all of the Partnership's debts and liabilities to creditors other than the Partners (whether by payment or the reasonable provision for payment thereof);

                (2) Second, pari passu to the satisfaction of all of the Partnership's debts and liabilities to the Partners and their Affiliates (whether by payment or the reasonable provision for payment thereof); and

                (3) The balance, if any, to the General Partner and Limited Partners in accordance with the positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

           The General Partner shall not receive any special compensation for any services performed pursuant to this Article 13.

           B. Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including those to Partners and their Affiliates as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made upon not less than ten days prior written notice to the Partners and only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

           C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made pursuant to this Article 13 may be:

                (1) distributed to one or more trust(s) established for the benefit of the creditors and the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent, conditional or unmatured liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust(s) shall be distributed to the creditors and General Partner and Limited Partners from time to time, in the reasonable direction of the Liquidator, in the same manner and proportions as the amount distributed to such trust (s) by the Partnership would otherwise have been distributed to the creditors and General Partner and Limited Partners pursuant to this Agreement; and

                (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the creditors and General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A as soon as practicable.

           D. Notwithstanding any other provision of this Agreement to the contrary, if upon a Terminating Capital Event or the final dissolution and termination of the Partnership and after taking into account all allocations of Net Income and Net Loss (and other tax items under Article
 VI), there remains a deficit in any Partner's Capital Account, then gross items of income and gain for Capital Account purposes for such Partnership Year (and to the extent permitted by Section 761(c) of the Code, gross items of income and gain for Capital Account purposes for the prior Partnership Year) shall be allocated so as to eliminate, to the extent possible, the deficit balance in any Partner's Capital Account in proportion to such deficit.

           Section 13.3  Compliance with Timing Requirements of Regulations

           In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Account balances in compliance with Regulations
 Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall make a contribution to the capital of the Partnership equal to such deficit, and such deficit shall be considered a debt owed to the Partnership, but only if and to the extent such Partner has undertaken to do so in accordance with Sections 4.2.B. and C.

           Section 13.4  Tax Termination

           Notwithstanding any other provision of this Article 13, in the event the Partnership is considered "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, for federal income tax purposes, the Partnership shall be deemed to have contributed the property in kind to a new partnership treated as a continuation of the Partnership for federal income tax purposes pursuant to Regulations Section 1.708-1(b)(1)(iv) and the Partnership shall be deemed to liquidate and, in connection with such deemed liquidation, distribute interests in the new partnership to the Partners pro rata in accordance with their respective Capital Account balances immediately prior to such deemed liquidation. The deemed termination and liquidation of the Partnership pursuant to Regulations Section 1.708-1(b)(1)(iv) shall be disregarded for purposes of maintaining and computing the Partners' Capital Accounts in Exhibit "B" hereto.

           Section 13.5  Rights of Limited Partners

           Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right, power or claim to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

           Section 13.6  Notice of Dissolution

           In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

           Section 13.7 Termination of Partnership and Cancellation of Certificate of Limited Partnership

           Upon the completion of the liquidation of the Partnership's assets, as provided in Section 13.2 hereof, a certificate of cancellation shall be filed, the Partnership shall be terminated, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of California shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

           Section 13.8  Reasonable Time for Winding-Up

           A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

           Section 13.9  Waiver of Partition and Dissolution

           Each Partner hereby waives any right to partition of the Partnership property and any right to initiate, trigger, cause or commence a dissolution or an action for dissolution of the Partnership.

                                 ARTICLE 14

                AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

           Section 14.1  Amendments

           A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners (other than the General Partner) holding twenty-five percent (25%) or more of the Partnership Interests. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 13.1C, 14.1B, 14.1C, or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Limited Partners holding a majority of the Percentage Interests of all Limited Partners (without taking into account any Interests held by the General Partner or any Affiliate thereof); provided, however, that, except as otherwise provided in Section 4.2A hereof, any amendment which materially and adversely alters the right of a Limited Partner to receive distributions of Available Cash or allocations of Net Income, Net Loss or any other items in the amounts, in the priorities or at the times described in this Agreement shall require the consent of such Limited Partner in order to become effective.

           B. Notwithstanding Section 14.1.A, the General Partner shall have the power, without the consent or approval of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

                (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

                (3) to set forth the designations, rights, powers, duties, and preferences of other holders of any additional Partnership Interests issued pursuant to Section 4.3, or otherwise pursuant to the terms of this Agreement;

                (4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of this Agreement, or make any other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

                (5) to satisfy any requirements, conditions, or guidelines, contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

           The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1.B is taken.

           C. Notwithstanding Section 14.1.A and 14.1.B hereof, this Agreement shall not be amended without Consent of each Partner adversely affected if such amendment would: (i) convert a Limited Partner's interest in the Partnership into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner;
 (iii) alter rights of the Partner to receive distributions pursuant to
 Article 5 or Article 13, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 and Section 14.1.B(3) hereof); (iv) cause the termination of the Partnership prior to the time set forth in Sections 2.5 or 13.1; or (v) amend this Section 14.1.C.

           D. Notwithstanding Section 14.1.A and 14.1.B hereof, the General Partner shall not amend Sections 14.1A, 14.1C or 14.2 without Consent of Limited Partners holding a majority of the Percentage Interests of the Limited Partners, excluding Limited Partner Interests held by the General Partner or any Affiliate thereof.

           Section 14.2  Meetings of the Partners

           A. Meetings of the Partners may be called by the General Partner. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners or may be given in accordance with the procedures prescribed in Sections 14.1A or 14.2B hereof.

           B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

           C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date hereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

           D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the General Partner and may be held at the same time, and as part of, meetings of the shareholders of the General Partner.

                                 ARTICLE 15

                             GENERAL PROVISIONS

           Section 15.1  Addresses and Notices

           Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit "A" or such other address of which the Partner shall notify the General Partner in writing.

           Section 15.2  Titles and Captions

           All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

           Section 15.3  Pronouns and Plurals

           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

           Section 15.4  Further Action

           The parties shall execute and deliver all documents, provide all information and take or refrain form taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

           Section 15.5  Binding Effect

           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

           Section 15.6  Creditors

           Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

           Section 15.7  Waiver

           No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

           Section 15.8  Counterparts

           This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

           Section 15.9  Applicable Law

           This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

           Section 15.10  Invalidity of Provisions

           If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

           Section 15.11  Entire Agreement

           This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the Original Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

           Section 15.12  No Rights as Shareholders

           Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of WEA, including, without limitation, any right to receive dividends or other distributions made to shareholders of WEA or to vote or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of WEA or any other matter.

           Section 15.13  Discretion of General Partner

           With respect to any provision hereof which requires or provides for the consent or approval of the General Partner, shall consent or approval may be granted or withheld in the General Partner's sole and absolute discretion. The General Partner's "sole and absolute discretion," "sole discretion" and "discretion" under this Agreement shall be exercised in good faith.


           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.


                           GENERAL PARTNER:

                           WESTFIELD INDEPENDENCE LLC,
                           a Delaware limited liability company

                           By:  Westfield America Limited Partnership,
                                a Delaware limited partnership
                                Its: Managing Member

                                By:  Westfield America, Inc.,
                                     a Missouri corporation
                                     Its:  Managing General Partner


                                     By:  /s/ Irv Hepner
                                          -------------------------
                                          Name: Irv Hepner
                                          Its:  Secretary


                           LIMITED PARTNER:


                           /s/ Hugh MacRae II
                           ------------------------
                           HUGH MACRAE, II




                                 EXHIBIT A

                         Interests of the Partners



 Partner                     Percentage Interest         Capital Account     Partnership Units


 Limited Partners

 Hugh MacRae II
 1303A Independence Blvd.      60%                          $4,710,192.83        122,857
 Wilmington, NC  28403

 General Partner

 Westfield Independence LLC
 11601 Wilshire Boulevard,     40%                          $3,140,128.55         81,905
 12th Floor
 Los Angeles, CA  90025




                                 EXHIBIT B

                        Capital Account Maintenance


 1.   Capital Accounts of the Partners

      A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement; and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.A of the Agreement and Exhibit C to the Agreement, and decreased by (x) the amount of cash or Agreed Value of all distributions of cash or property made to such Partner pursuant to this Agreement; and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.B of the Agreement and Exhibit C to the Agreement.

      B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

           (1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

           (2) The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

           (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (4) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

           (5) In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

           (6) Any items specifically allocated under Section 1 of Exhibit C to the Agreement shall not be taken into account.

      C. Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor; provided, however, that if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's assets and liabilities shall be deemed solely for federal income tax purposes, to have been contributed to a new partnership treated as a continuation of the Partnership and the Partnership shall be deemed to have liquidated and, in connection with such deemed liquidation, distributed interests in the new partnership to the Partners pro rata in accordance with their respective Capital Account balances immediately prior to such deemed liquidation. In such event, the Carrying Values of the Partnership properties shall not be adjusted in connection with such deemed liquidation pursuant to Section 1.D.(2) hereof. The Capital Accounts of such new partnership shall be maintained in accordance with the principles of this Exhibit B.

      D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D.(2), the Carrying Value of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D.(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section
 6.1 of the Agreement.

           (2)  Such adjustments shall be made as of the following times:
 (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, other than as set forth in Section 1.C of this Exhibit B; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect economic interests of the Partners in the Partnership.

           (3) In accordance with Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

           (4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to
 Article 13 of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its reasonable discretion to arrive at a fair market value for individual properties).

      E. The provisions of this Agreement (including this Exhibit B and other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify (i) the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed; or (ii) the manner in which items are allocated among the Partners for federal income tax purposes in order to comply with such Regulations or to comply with Section 704(c) of the Code, the General Partner may make such modification without regard to Article 14 of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) where appropriate, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes; and (ii) make any appropriate modifications in the event unanticipated events occur that might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In addition, the General Partner may adopt and employ such methods and procedures for (i) the maintenance of book and tax capital accounts; (ii) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code; (iii) the determination of Net Income, Net Loss, taxable loss and items thereof under this Agreement and pursuant to the Code; (iv) conventions for the determination of cost recovery, depreciation and amortization deductions, as it determines in its sole discretion are necessary or appropriate to execute the provisions of this Agreement, to comply with federal and state tax laws, and are in the best interest of the Partners.

           2.   No Interest

           No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

           3.   No Withdrawal

           No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 8 and 13 of the Agreement.



                                 EXHIBIT C

                          Special Allocation Rules

 1.   Special Allocation Rules

      Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

      A.   Minimum Gain Chargeback.  Notwithstanding the provisions of
 Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.A, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of Partner Minimum Gain during such Partnership taxable year.

      B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.702-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership taxable year, other than allocations pursuant to Section 1.A hereof.

      C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

      D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which satisfy such requirements.

      E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

      F. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

      G. Curative Allocations. The allocations set forth in Section 1.A through 1.F of this Exhibit C (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of income, gain, deduction and loss among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each person is zero. The General Partner will have discretion to accomplish this result in any reasonable manner; provided, however, that the General Partner shall not make an allocation pursuant to this Section 1.G if such allocation shall cause the Partnership to fail to comply with the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d), -2(e) or -2(i).

 2.   Allocations for Tax Purposes

      A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

      B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

           (1) (a) In the case of a Contributed Property on the Effective Date, such items attributable thereto shall be allocated among the Partners, consistent with the principles of Section 704(c) of the Code and pursuant to the "traditional method with curative allocations of gain from disposition of contributed property" under Regulations Section 1.704-3(c), to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

                (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section
                     6.1 of the Agreement and Section 1 of this Exhibit C.

           (2)  (a)  In the case of an Adjusted Property, such items shall

                     (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code and Regulations Section 1.704-3(c) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B; and

                     (2) second, in the event such property was a Contributed Property on the Effective Date, be allocated among the Partners in a manner consistent with Section 2.B.(1) of this Exhibit C; and

                     (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

           (3) all other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

 3.   Allocations of Nonrecourse Debt

      As set forth in Section 6.2 of the Agreement and subject to Section
 4.5 of the Agreement, the Partners hereby agree that for purposes of allocating excess nonrecourse liabilities pursuant to Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits shall be 100% to the Limited Partner and 0% to the General Partner; provided, however, that if the property of the Mall Partnership is significantly expanded and additional Nonrecourse Liabilities are incurred in amounts that substantially exceed the Nonrecourse Liability existing on such property on the Effective Date, the General Partner may be allocated such additional Nonrecourse Liabilities so long as the Limited Partners are not allocated a lesser amount of Nonrecourse Liabilities than the amounts allocated to such Limited Partners on the Effective Date less such Limited Partner's share or Required Amortization.

 4.   No Withdrawal

      No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 8 and 13 of the Agreement.



                                 EXHIBIT D

                          Schedule of Agreed Value


 Partner                             Contributed                Agreed
                                      Property                  Value
 Limited Partner

 Hugh MacRae, II                7.5% Limited Partner           $4,710,192.83
                                interest in the Mall
                                Partnership

 General Partner

 Westfield Independence LLC     5% Limited Partner             $3,140,128.55
                                Interest in the Mall
                                Partnership




                             TABLE OF CONTENTS

                                                                      Page(s)

                                  ARTICLE 1

 DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      Section 1.1    "Act" . . . . . . . . . . . . . . . . . . . . . . .  1
      Section 1.2    "Additional Limited Partner"  . . . . . . . . . . .  1
      Section 1.3    "Adjusted Capital Account"  . . . . . . . . . . . .  1
      Section 1.4    "Adjusted Capital Account Deficit"  . . . . . . . .  2
      Section 1.5    "Adjusted Property" . . . . . . . . . . . . . . . .  2
      Section 1.6    "Affiliate" . . . . . . . . . . . . . . . . . . . .  2
      Section 1.7    "Agreed Value"  . . . . . . . . . . . . . . . . . .  2
      Section 1.8    "Agreement" . . . . . . . . . . . . . . . . . . . .  2
      Section 1.9    "Assignee"  . . . . . . . . . . . . . . . . . . . .  2
      Section 1.10   "Available Cash"  . . . . . . . . . . . . . . . . .  2
      Section 1.11   "Book-Tax Disparities"  . . . . . . . . . . . . . .  3
      Section 1.12   "Business Day"  . . . . . . . . . . . . . . . . . .  4
      Section 1.13   "Capital Account" . . . . . . . . . . . . . . . . .  4
      Section 1.14   "Capital Contribution"  . . . . . . . . . . . . . .  4
      Section 1.15   "Carrying Value"  . . . . . . . . . . . . . . . . .  4
      Section 1.16   "Certificate" . . . . . . . . . . . . . . . . . . .  4
      Section 1.17   "Code"  . . . . . . . . . . . . . . . . . . . . . .  4
      Section 1.18   "Consent" . . . . . . . . . . . . . . . . . . . . .  4
      Section 1.19   "Contributed Property"  . . . . . . . . . . . . . .  4
      Section 1.20   "Depreciation"  . . . . . . . . . . . . . . . . . .  4
      Section 1.22   "General Partner Interest"  . . . . . . . . . . . .  5
      Section 1.23   "Guaranteed Payment"  . . . . . . . . . . . . . . .  5
      Section 1.24   "IRS" . . . . . . . . . . . . . . . . . . . . . . .  5
      Section 1.25   "Incapacity" or "Incapacitated" . . . . . . . . . .  5
      Section 1.26   "Indemnitee"  . . . . . . . . . . . . . . . . . . .  6
      Section 1.27   "Limited Partner" . . . . . . . . . . . . . . . . .  6
      Section 1.28   "Limited Partner Interest"  . . . . . . . . . . . .  6
      Section 1.29   "Liquidating Event" . . . . . . . . . . . . . . . .  6
      Section 1.30   "Liquidator"  . . . . . . . . . . . . . . . . . . .  6
      Section 1.32   "Mall Partnership Interest  . . . . . . . . . . . .  6
      Section 1.33   "Market Price . . . . . . . . . . . . . . . . . . .  6
      Section 1.34   "Net Income"  . . . . . . . . . . . . . . . . . . .  7
      Section 1.35   "Net Loss . . . . . . . . . . . . . . . . . . . . .  7
      Section 1.36   "Nonrecourse Built-in-Gain  . . . . . . . . . . . .  7
      Section 1.37   "Nonrecourse Deductions . . . . . . . . . . . . . .  8
      Section 1.38   "Nonrecourse Liability  . . . . . . . . . . . . . .  8
      Section 1.39   "Operating Partnership  . . . . . . . . . . . . . .  8
      Section 1.40   "Partner  . . . . . . . . . . . . . . . . . . . . .  8
      Section 1.41   "Partner Minimum Gain . . . . . . . . . . . . . . .  8
      Section 1.42   "Partner Nonrecourse Debt . . . . . . . . . . . . .  8
      Section 1.43   "Partner Nonrecourse Deductions . . . . . . . . . .  8
      Section 1.44   "Partnership  . . . . . . . . . . . . . . . . . . .  8
      Section 1.45   "Partnership Interest . . . . . . . . . . . . . . .  8
      Section 1.46   "Partnership Minimum Gain . . . . . . . . . . . . .  8
      Section 1.47   "Partnership Record Date  . . . . . . . . . . . . .  9
      Section 1.48   "Partnership Unit . . . . . . . . . . . . . . . . .  9
      Section 1.49   "Partnership Year . . . . . . . . . . . . . . . . .  9
      Section 1.50   "Percentage Interest  . . . . . . . . . . . . . . .  9
      Section 1.51   "Permitted Loan Transaction . . . . . . . . . . . .  9
      Section 1.52   "Person . . . . . . . . . . . . . . . . . . . . . .  9
      Section 1.54   "Recapture Income . . . . . . . . . . . . . . . . .  9
      Section 1.55   "Regulations  . . . . . . . . . . . . . . . . . . . 10
      Section 1.56   "REIT . . . . . . . . . . . . . . . . . . . . . . . 10
      Section 1.57   "REIT Share . . . . . . . . . . . . . . . . . . . . 10
      Section 1.58   "Required Amortization  . . . . . . . . . . . . . . 10
      Section 1.59   "Residual Gain" or "Residual Loss . . . . . . . . . 10
      Section 1.60   "Restricted Period" . . . . . . . . . . . . . . . . 10
      Section 1.61   "704(c) Value . . . . . . . . . . . . . . . . . . . 10
      Section 1.62   "Subsidiary . . . . . . . . . . . . . . . . . . . . 11
      Section 1.63   "Substituted Limited Partner  . . . . . . . . . . . 11
      Section 1.64   "Terminating Capital Transaction  . . . . . . . . . 11
      Section 1.65   "Unrealized Gain  . . . . . . . . . . . . . . . . . 11

                                  ARTICLE 2

 ORGANIZATIONAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  11

 Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Section 2.1    Name  . . . . . . . . . . . . . . . . . . . . . . . 12
      Section 2.2    Registered Office and Agent; Principal Office . . . 12
      Section 2.3    Power of Attorney . . . . . . . . . . . . . . . . . 12
      Section 2.4    Term  . . . . . . . . . . . . . . . . . . . . . . . 13

                                  ARTICLE 3

 PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      Section 3.1    Purpose and Business  . . . . . . . . . . . . . . . 14
      Section 3.2    Powers  . . . . . . . . . . . . . . . . . . . . . . 14

                                  ARTICLE 4

 CAPITAL CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . .  15
      Section 4.1    Capital Contributions of the Partners . . . . . . . 15
      Section 4.2    Deficit Restoration Election  . . . . . . . . . . . 16
      Section 4.3    Issuances of Additional Partnership Interests . . . 16
      Section 4.4    General Partner Loans . . . . . . . . . . . . . . . 17

                                  ARTICLE 5

 DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      Section 5.1    Requirement and Characterization of Distributions . 18
      Section 5.2    Amounts Withheld  . . . . . . . . . . . . . . . . . 19
      Section 5.3    Distributions Upon Liquidation  . . . . . . . . . . 19

                                  ARTICLE 6

 ALLOCATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      Section 6.1    Allocations of Net Income and Net Loss  . . . . . . 19
      Section 6.2    Other Allocations . . . . . . . . . . . . . . . . . 20

                                  ARTICLE 7

 MANAGEMENT AND OPERATIONS OF BUSINESS. . . . . . . . . . . . . . . . .  21
      Section 7.1    Management  . . . . . . . . . . . . . . . . . . . . 21
      Section 7.2    Certificate of Limited Partnership  . . . . . . . . 25
      Section 7.3    Management and Reimbursement of the General Partner 25
      Section 7.4    Outside Activities of the General Partner . . . . . 26
      Section 7.5    Contracts with Affiliates . . . . . . . . . . . . . 26
      Section 7.6    Indemnification . . . . . . . . . . . . . . . . . . 27
      Section 7.7    Liability of the General Partner  . . . . . . . . . 29
      Section 7.8    Other Matters Concerning the General Partner  . . . 29
      Section 7.9    Title to Partnership Assets . . . . . . . . . . . . 30
      Section 7.10   Reliance by Third Parties . . . . . . . . . . . . . 30

                                  ARTICLE 8

 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS . . . . . . . . . . . . . .  31
      Section 8.1    Limitation of Liability . . . . . . . . . . . . . . 31
      Section 8.2    Management of Business  . . . . . . . . . . . . . . 31
      Section 8.3    Outside Activities of Limited Partners  . . . . . . 31
      Section 8.4    Return of Capital . . . . . . . . . . . . . . . . . 32
      Section 8.5    Rights of Limited Partners Relating to
                       the Partnership. . . . . . . . . . . . . . . . .  32
      Section 8.6    Redemption Rights . . . . . . . . . . . . . . . . . 33

                                  ARTICLE 9

 BOOKS, RECORDS, ACCOUNTING AND REPORTS  . . . . . . . . . . . . . . . . 34
      Section 9.1    Records and Accounting  . . . . . . . . . . . . . . 34
      Section 9.2    Fiscal Year . . . . . . . . . . . . . . . . . . . . 35
      Section 9.3    Reports . . . . . . . . . . . . . . . . . . . . . . 35

                                 ARTICLE 10

 TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
      Section 10.1   Preparation of Tax Returns  . . . . . . . . . . . . 35
      Section 10.2   Tax Elections . . . . . . . . . . . . . . . . . . . 36
      Section 10.3   Tax Matters Partner . . . . . . . . . . . . . . . . 36
      Section 10.4   Organizational Expenses . . . . . . . . . . . . . . 37
      Section 10.5   Withholding . . . . . . . . . . . . . . . . . . . . 38

                                 ARTICLE 11

 TRANSFERS AND WITHDRAWALS  . . . . . . . . . . . . . . . . . . . . . .  38
      Section 11.1   Transfer  . . . . . . . . . . . . . . . . . . . . . 38
      Section 11.2   Transfer of the General Partner's Interests . . . . 39
      Section 11.3   Limited Partners' Rights to Transfer  . . . . . . . 39
      Section 11.4   Substituted Limited Partners  . . . . . . . . . . . 41
      Section 11.5   Assignees . . . . . . . . . . . . . . . . . . . . . 41
      Section 11.6   General Provisions  . . . . . . . . . . . . . . . . 42

                                 ARTICLE 12

 ADMISSION OF PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . .  43
      Section 12.1   Admission of Successor General Partner . . . . . .  43
      Section 12.2   Admission of Additional Limited Partners  . . . . . 43
      Section 12.3   Amendment of Agreement and Certificate of Limited
                     Partnership . . . . . . . . . . . . . . . . . . . . 44

                                 ARTICLE 13

 DISSOLUTION, LIQUIDATION AND TERMINATION . . . . . . . . . . . . . . .  44
      Section 13.1   Dissolution . . . . . . . . . . . . . . . . . . . . 44
      Section 13.2   Winding Up  . . . . . . . . . . . . . . . . . . . . 45
      Section 13.3   Compliance with Timing Requirements of Regulations  47
      Section 13.4   Tax Termination . . . . . . . . . . . . . . . . . . 47
      Section 13.5   Rights of Limited Partners  . . . . . . . . . . . . 47
      Section 13.6   Notice of Dissolution . . . . . . . . . . . . . . . 47
      Section 13.7   Termination of Partnership and
                     Cancellation of Certificate of
                     Limited Partnership . . . . . . . . . . . . . . . . 48
      Section 13.8   Reasonable Time for Winding-Up  . . . . . . . . . . 48
      Section 13.9   Waiver of Partition and Dissolution . . . . . . . . 48

                                 ARTICLE 14

 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS . . . . . . . . . . . . .  48
      Section 14.1   Amendments  . . . . . . . . . . . . . . . . . . . . 48
      Section 14.2   Meetings of the Partners  . . . . . . . . . . . . . 50

                                 ARTICLE 15

 GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      Section 15.1   Addresses and Notices . . . . . . . . . . . . . . . 51
      Section 15.2   Titles and Captions . . . . . . . . . . . . . . . . 51
      Section 15.3   Pronouns and Plurals  . . . . . . . . . . . . . . . 51
      Section 15.4   Further Action  . . . . . . . . . . . . . . . . . . 51
      Section 15.5   Binding Effect  . . . . . . . . . . . . . . . . . . 51
      Section 15.6   Creditors . . . . . . . . . . . . . . . . . . . . . 51
      Section 15.7   Waiver  . . . . . . . . . . . . . . . . . . . . . . 52
      Section 15.8   Counterparts  . . . . . . . . . . . . . . . . . . . 52
      Section 15.9   Applicable Law  . . . . . . . . . . . . . . . . . . 52
      Section 15.10  Invalidity of Provisions  . . . . . . . . . . . . . 52
      Section 15.11  Entire Agreement  . . . . . . . . . . . . . . . . . 52
      Section 15.12  No Rights as Shareholders . . . . . . . . . . . . . 52
      Section 15.13  Discretion of General Partner . . . . . . . . . . . 54


                                  EXHIBITS

 EXHIBIT A      Interests of the Partners

 EXHIBIT B      Capital Account Maintenance

 EXHIBIT C      Special Allocation Rules

 EXHIBIT D